UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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MERSANA THERAPEUTICS, INC.
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Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, MA 02139

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

The 2021 Annual Meeting of Stockholders of Mersana Therapeutics, Inc. (the “Company” or “Mersana”) will be held on Friday, June 11, 2021, at 9:00 a.m. ET. Due to the ongoing COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/MRSN2021 and submit questions and vote shares electronically at the Annual Meeting. Details regarding how to attend and vote at the Annual Meeting are more fully described in the Notice Regarding Availability of Proxy Materials, your proxy card and our proxy statement. The 2021 Annual Meeting will be held for the purpose of considering and voting on the following two company-sponsored proposals:

1. To elect Willard H. Dere, M.D., and Martin Huber, M.D., as Class I directors, each for a three-year term.

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.

3. To approve, on an advisory basis, the compensation of our named executive officers (“Say-on-Pay”), as disclosed in our proxy statement.

4. To approve, on an advisory basis, the preferred frequency of holding future Say-on-Pay votes on executive compensation.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of the Company’s common stock (Nasdaq: MRSN) entitles the holder of record at the close of business on April 15, 2021, to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Whether or not you expect to attend the virtual-only Annual Meeting, we urge you to vote your shares by following the instructions in our proxy statement and the Important Notice Regarding the Availability of Proxy Materials that you previously received and submit your proxy by the Internet or telephone or by signing, dating and returning the proxy card included in these materials in order to ensure that your vote is recorded. If you choose to attend the virtual-only Annual Meeting, you may still vote your shares during the Annual Meeting, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the virtual-only Annual Meeting.

By Order of the Board of Directors

Anna Protopapas
Chief Executive Officer, President and Director
April 27, 2021

TABLE OF CONTENTS

Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Friday, June 11, 2021 at 9:00 a.m. ET

This proxy statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, contains information about the 2021 Annual Meeting of Stockholders of Mersana Therapeutics, Inc., including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. We are holding the Annual Meeting at 9:00 a.m. ET via the Internet at www.virtualshareholdermeeting.com/MRSN2021.

In this proxy statement, we refer to Mersana Therapeutics, Inc. as “Mersana,” “the Company,” “we,” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 27, 2021, we made available this proxy statement and the attached Notice of 2021 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the proxy card and the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, containing our financial statements for the fiscal year ended December 31, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2021

This proxy statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Investors & Media” section of our website at www.mersana.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

Why is the Company soliciting my proxy?

The Board of Directors of Mersana is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders to be held at 9:00 a.m. ET on June 11, 2021, via a live webcast at www.virtualshareholdermeeting.com/MRSN2021, including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement along with the accompanying Notice of 2021 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2021 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, because you owned shares of Mersana common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about April 27, 2021, we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 15, 2021. Only stockholders who owned our common stock at the close of business on April 15, 2021, are entitled to vote at the Annual Meeting. For ten days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 840 Memorial Drive, Cambridge, MA 02139 and will also be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/MRSN2021 when you enter your 16-digit control number.

Why a virtual Annual Meeting?

Due to the ongoing public health impact of the COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only Annual Meeting. Stockholders will be able to attend the Annual Meeting online and submit questions by visiting www.virtualshareholdermeeting.com/MRSN2021. Stockholders will also be able to vote their shares electronically during the Annual Meeting.

How do I attend the Annual Meeting?

Our Annual Meeting will begin promptly at 9:00 a.m. ET in a virtual meeting format at www.virtualshareholdermeeting.com/MRSN2021. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 9:00 a.m. ET. We encourage you to access the meeting prior to the start time. Online check-in will start 15 minutes before the meeting, and you should allow ample time for the check-in procedures. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm. Stockholders who wish to submit questions related to the business of the Annual Meeting may do so electronically starting at the time of check-in or during the meeting by clicking the option in the virtual meeting webcast portal. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble Accessing the virtual Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

How many votes can be cast by all stockholders?

A total of 69,051,438 shares of common stock of the Company were outstanding on April 15, 2021, and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com up until 11:59 p.m. ET the day before the Annual Meeting by following the instructions provided on the Important Notice Regarding the Availability of Proxy Materials or the proxy card. You should have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the 16-digit control number that is on either the notice or the proxy card when voting.

•	By Mail. If you received a proxy card, complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•	By Attending the Virtual-only Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/MRSN2021 during the Annual Meeting. You will need the 16-digit control number that is on either the notice or the proxy card when voting and the instructions accompanying these proxy materials.

If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1:	FOR the election of each of Willard Dere, M.D., and Martin Huber, M.D., as Class I directors.

Proposal 2:	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Proposal 3:	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 4:	FOR the approval, on an advisory basis, of holding an annual Say-on-Pay vote on executive compensation.

Who pays the cost for soliciting proxies?

Mersana will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock, as well as support for hosting of the virtual Annual Meeting. Mersana may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for such services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the virtual-only Annual Meeting and following the instructions described above. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, online or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers as to which instructions have not been received from the beneficial owners and, with respect to one or more but not all proposals, such brokers do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors	As this is an uncontested election of directors, the director nominees must receive a greater number of shares voted FOR their election than shares voted AGAINST such election (i.e., a “majority” of the votes cast) to be elected directors. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee of the Board of Directors will reconsider its selection.

Proposal 3: Advisory (non-binding) vote on executive compensation, or Say-on-Pay.	The affirmative vote of a majority of the shares cast for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers named in this proxy statement. As an advisory vote, this proposal is not binding. However, our Board of Directors and its Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

Proposal 4: Advisory (non-binding) vote on frequency of Say-on-Pay votes on executive compensation.	As an advisory vote, this proposal is not binding. However, our Board of Directors and its Compensation Committee will take into account the result of the vote when determining the frequency of future Say-on-Pay votes on executive compensation. With respect to this proposal, if none of the frequency options (one year, two years or three years) receives the vote of a majority of the votes cast, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

Mersana does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or vote in accordance with the instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Alejandra Carvajal, Secretary of the Company, at (617) 498-0020. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Mersana the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our fifth amended and restated certificate of incorporation, or our certificate of incorporation, states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that the Board of Directors is divided into three classes, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier death, resignation or removal in accordance with the terms of our certificate of incorporation and amended and restated bylaws, or bylaws, our Class I directors, if elected at the Annual Meeting will serve until the 2024 annual meeting of stockholders, our Class II directors will serve until the 2022 annual meeting of stockholders and our Class III directors will serve until the 2023 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

Willard Dere, M.D., and Martin Huber, M.D., are the Class I directors whose terms expire at the 2021 Annual Meeting of Stockholders. Drs. Dere and Huber have each been nominated by the Board of Directors for and agreed to stand for election to the Board of Directors to serve as a Class I director for three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Our bylaws provide for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes FOR his or her election than votes AGAINST such election. The number of votes cast with respect to that director’s election excludes abstentions and broker non-votes with respect to that director’s election. In contested elections where the number of director nominees exceeds the number of directors to be elected, the voting standard will be a plurality of the shares present online or by proxy and entitled to vote.

Our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors criteria for Board membership and, consistent with those criteria, recommending to the Board of Directors director candidates and nominees for the next annual meeting of stockholders. As reflected in our Corporate Governance Guidelines, it is the policy of the Board of Directors that all directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial acumen, and management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee and the Board of Directors also seek to attain diversity among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the overall composition of the Board of Directors, with the goal of recruiting members who complement and strengthen the skills of other members through diversity.

The Board of Directors is currently comprised of eight members. Below is a list of the names, ages as of March 31, 2021 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Willard H. Dere	67	Director (Class I)
Martin Huber	61	Director (Class I)
Allene M. Diaz	56	Director (Class II)
Andrew A. F. Hack	47	Director (Class II)
Kristen Hege	58	Director (Class II)
Lawrence M. Alleva	71	Director (Class III)
David Mott	55	Chair of the Board of Directors (Class III);
Anna Protopapas	56	Director (Class III); Chief Executive Officer and President

Our eight directors have provided the following responses on their self-identification of gender identity, demographic background, and self-identification as LGBTQ+:

Board Diversity Matrix (as of April 27, 2020)
Total Number of Directors	#
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+	1
Did not Disclose Demographic Background

In addition, our Board of Directors assessed the skills that each member contributes to address the specific needs of the Company:

Expertise of our Board of Directors
7
6
3
3
3
4
6
7
4
3
1
Biotechnology Industry
Business Development
Clinical Operations
Financial Expertise
Financing
Medical Expertise
Prod. Dev. and Commercialization
Public Company Board Experience
Regulatory
Research and Development
Portfolio Management

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

CLASS I DIRECTOR NOMINEES

Willard H. Dere, M.D., has served as a member of our Board of Directors since March 2018. Since November 2014, Dr. Dere has served as Professor of Internal Medicine, B. Lue and Hope S. Bettilyon Presidential Endowed Chair in Internal Medicine for Diabetes Research, Executive Director of Personalized Health and Co-Principal Investigator of the Center for Clinical and Translational Science at the University of Utah Health Sciences Center. Since July 2019, he has also served as Associate Vice President for Research at the University of Utah Health Sciences Center. Previously, he served at Amgen Inc., a biopharmaceutical company, as Senior Vice President, Global Development, from December 2004 to June 2007, and from April 2014 to October 2014, and as International Chief Medical Officer from January 2007 to April 2014. Before he joined Amgen in 2003, Dr. Dere served as Vice President of Endocrine, Bone and General Medicine Research and Development at Eli Lilly and Company, a biopharmaceutical company, where he also held various other roles in clinical pharmacology, regulatory affairs, and both early-stage translational, and late-stage clinical research. Dr. Dere earned his undergraduate and medical degrees at the University of California, Davis, completed his internal medicine residency training at the University of Utah, and completed his postdoctoral training in endocrinology and metabolism at the University of California, San Francisco. Dr. Dere serves on the board of directors of each of Radius Health, Inc., BioMarin Pharmaceutical Inc. and Seres Therapeutics, Inc. Dr. Dere previously served as a director of Ocera Therapeutics, a biotechnology company, from 2016 until 2017. We believe that Dr. Dere’s research, clinical and regulatory biopharmaceutical leadership experience qualify him to serve as a director.

Martin Huber, M.D., has served as a member of our Board of Directors since April 2020. Since April 2020, he has served as the Chief Medical Officer of Xilio Therapeutics, Inc. Prior to Xilio, he served as Senior Vice President, Chief Medical Officer at TESARO, Inc., from September 2015 to January 2019, and after TESARO’s acquisition by GlaxoSmithKline plc, he served as SVP, Clinical, from January 2019 to April 2020. While at TESARO, he drove the expansion of the niraparib program and oversaw the company’s clinical testing of its immune-oncology agents. Prior to TESARO, Dr. Huber served as Vice President, Oncology Clinical Research at Merck Research Laboratories from 2012 to 2015. Prior to Merck, he served in roles of increasing responsibility at Schering-Plough, Hoffmann-La Roche and Rhone-Poulenc Rorer, where he led teams in the areas of oncology clinical development, drug safety and pharmacovigilance. He was previously an Assistant Professor of Oncology at the University of Texas M.D. Anderson Cancer Center. Dr. Huber received his medical degree from Baylor College of Medicine and his fellowship in Medical Oncology at the University of Texas M.D. Anderson Cancer Center. We believe that Dr. Huber’s medical, clinical, and regulatory experience qualifies him to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR CLASS I DIRECTORS.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING (CLASS II DIRECTORS)

Allene M. Diaz has served as a member of our Board of Directors since March 2021. She has led AMD Consulting, a new product strategy and portfolio management consulting practice, since August 2020. Ms. Diaz held the position of Senior Vice President of R&D Portfolio Management at GlaxoSmithKline from September 2019 to June 2020. From May 2015 to September 2019, she served as the Senior Vice President of Global Commercial Development and Program Strategy and as a member of the Executive Leadership Team at TESARO. Prior to joining TESARO in 2015, Ms. Diaz held a variety of leadership roles in the EMD Serono and Merck Serono divisions of Merck KGaA, including Senior Vice President, Managed Markets; Senior Vice President, Head of U.S. Oncology Commercial; Vice President, Oncology Marketing; Head of Oncology Global Strategic Planning and Head of the Global Oncology Business Unit. Earlier in her career, Ms. Diaz held management, operating, sales and medical affairs roles at various biopharmaceutical companies, including Pfizer, Biogen and Amylin Pharmaceuticals, among others. Ms. Diaz serves on the boards of directors of Allena Pharmaceuticals and BCLS Acquisition Corp. Ms. Diaz previously served on the board of directors of Erytech Pharma SA, a biopharmaceutical company developing innovative therapies for cancer, from September 2016 to September 2019.  Ms. Diaz earned a B.S. in Psychology from Florida State University. We believe that Ms. Diaz’s experience in the commercial development and program strategy for oncology assets and her executive leadership and business experience in the biotechnology sector qualifies her to serve as a member of our Board of Directors.

Andrew A. F. Hack, M.D., Ph.D., has served as a member of our Board of Directors since January 2017. Since March 2019, Dr. Hack has served as a Managing Director of Bain Capital Life Sciences, a private equity fund that invests in biopharmaceutical, specialty pharmaceutical, medical device, diagnostics, and enabling life science technology companies globally. Before joining Bain Capital, Dr. Hack was the Chief Financial Officer of Editas Medicine from July 2015 through March 2019. Previously, Dr. Hack served as a portfolio manager at Millennium Management, where he ran a healthcare hedge fund focused on biotechnology, pharmaceutical, and medical device companies, from May 2011 to June 2015. Prior to Millennium, Dr. Hack was an analyst at HealthCor Management from December 2008 to May 2011. Prior to HealthCor Management, Dr. Hack was an analyst at Carlyle-Blue Wave Partners and a principal of the MPM BioEquities Fund. He started his investment career as an equity research analyst covering the biotechnology sector at Banc of America Securities after serving as Director of Life Sciences at Reify Corporation, a life science tools and drug discovery company. Dr. Hack serves on the board of directors of each of Allena Pharmaceuticals, Inc., Atea Pharmaceuticals, Inc., BCLS Acquisition Corp., and Dynavax Technologies, Inc. Dr. Hack received his B.A. in biology with special honors from the University of Chicago, where he also received his M.D. and Ph.D. and was named the inaugural Frank Family Scholar. We believe that Dr. Hack’s financial background, as well as his experience in the biotechnology sector and his medical background, qualify him to serve as a member of our Board of Directors.

Kristen Hege, M.D., has served as a member of our Board of Directors since August 2016. Dr. Hege joined Celgene Corporation in 2010 as Vice President, Translational Development and is currently Senior Vice President, Early Clinical Development, Hematology/Oncology & Cell Therapy at Bristol Myers Squibb Company (following its acquisition of Celgene in 2019). She has also held an active faculty position at the University of California, San Francisco Medical Center since 1996, most recently as Clinical Professor of Medicine, Hematology/Oncology, serving in that role as a volunteer since 2008. Prior to Celgene, she served as Chief Medical Officer at Cellerant Therapeutics and Acting Chief Medical Officer at Aragon Pharmaceuticals and Theraclone Sciences. Dr. Hege was also a Vice President, Clinical Research and Development at Cell Genesys. Dr. Hege previously served as a volunteer-at-large director for the Society for Immunotherapy of Cancer from 2016 to 2019 and the BayBio/California Life Sciences Association from 2014 to 2016. She also previously served as a member of the board of directors at Arcus Biosciences from 2018 to 2019 and as a board observer for Flexus Biosciences from 2014 to 2015. Dr. Hege received a B.A. in Biochemistry from Dartmouth College summa cum laude, an M.D. from University of California, San Francisco, Internal Medicine training at Harvard’s Brigham & Women’s Hospital, and Board certification in Hematology and Medical Oncology from the University of California, San Francisco. We believe that Dr. Hege’s medical background and experience in the biotechnology industry qualify her to serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING (CLASS III DIRECTORS)

Lawrence M. Alleva has served as a member of our Board of Directors since September 2017. Prior to his retirement in June 2010, Mr. Alleva was employed by PricewaterhouseCoopers LLP for 39 years, including 28 years as a partner. Mr. Alleva served clients primarily in the technology sector, as well as pharmaceutical and biotechnology companies. Additionally, he served in a variety of office and regional practice leadership roles, most recently as ethics and compliance leader (assurance) for PwC from 2006 until his retirement. Mr. Alleva is a Certified Public Accountant (inactive). Mr. Alleva received a bachelor of science degree in accounting from Ithaca College and attended the Columbia University Executive MBA (non-degree) Program. Mr. Alleva also serves as a director for Bright Horizons Family Solutions Inc., Galera Therapeutics and Adaptimmune Therapeutics plc. He previously served as a director of TESARO, Inc., Mirna Therapeutics, Inc., and GlobalLogic, Inc., and chaired the audit committee for each of those companies. We believe that Mr. Alleva’s extensive experience and expertise working with public companies on corporate finance and accounting matters as a Certified Public Accountant, his experience serving on other corporate boards and his experience in a senior leadership role at PwC provide him with the qualifications and skills to serve as a director.

David Mott has served as Chair of our Board of Directors since July 2012. Mr. Mott is a private investor through Mott Family Capital. From September 2008 until his retirement in February 2020, Mr. Mott served as a general partner of New Enterprise Associates, an investment firm focused on venture capital and growth equity investments, where he led the healthcare investing practice. From 1992 until 2008, Mr. Mott worked at MedImmune Limited, a biotechnology company and subsidiary of AstraZeneca Plc, and served in numerous roles during his tenure including as president and chief executive officer from October 2000 to July 2008, and previously as chief financial officer, and as president and chief operating officer. During that time, Mr. Mott also served as executive vice president of AstraZeneca Plc from June 2007 to July 2008 following AstraZeneca Plc’s acquisition of MedImmune Limited in June 2007. Prior to joining MedImmune Limited, Mr. Mott was a vice president in the healthcare investment banking group at Smith Barney, Harris Upham & Co. Inc. Mr. Mott received a B.A. from Dartmouth College. Mr. Mott serves as the chairman of the board of directors for Adaptimmune Therapeutics plc, Ardelyx, Inc., Epizyme, Inc. and Imara Inc. He also serves as a member of the board of directors of Novavax, Inc. He previously served as chairman of the board of directors of TESARO, Inc., until its sale, and he previously served as a member of the board of directors of Nightstar Therapeutics, plc., until its sale. We believe that Mr. Mott’s leadership experience in the biotechnology industry, including his role as chief executive officer of MedImmune, as well as his venture capital experience, especially his experience investing in life sciences companies, and his financial experience, provide him with the qualifications and skills to serve as director.

Anna Protopapas has served as our President and Chief Executive Officer and as a director since March 2015. Prior to joining Mersana, from October 2010 to October 2014, Ms. Protopapas served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited, a global pharmaceutical company, and held various senior management positions at the company, including serving as President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda focused on oncology, where she was responsible for leading the oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing. From October 1997 to October 2010, Ms. Protopapas served in various positions at Millennium Pharmaceuticals, including as the Senior Vice President of Strategy and Business Development and a member of the Executive Committee, where she led the company’s business development initiatives. Ms. Protopapas has served on the board of directors and the compensation committee for Dicerna Pharmaceuticals, Inc., since January 2019, but she will not be seeking reelection and her term will conclude in June 2021. Ms. Protopapas served on the board of directors of Bioverativ from February 2017 until its sale in February 2018. Previously, she served on the board of directors for Ariad Pharmaceuticals from May 2015 until the sale of the company in January 2017 and served as the chair of the compensation committee beginning in February 2016. She received a bachelor’s degree in science and engineering from Princeton University, a master’s in chemical engineering practice from the Massachusetts Institute of Technology and an M.B.A. from Stanford Graduate School of Business. We believe that Ms. Protopapas is qualified to serve as a member of our Board of Directors based on her experience in the pharmaceutical industry as well as her insight into our business as President and Chief Executive Officer of our company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must generally be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions and phase-in provisions, each member of a listed company’s audit committee, compensation committee and nominating and corporate governance committee be independent and, in the case of the audit committee and compensation committee, satisfy additional independence criteria set forth in Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each director, other than Ms. Protopapas, representing seven of our eight directors, or 87.5%, is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). The Board of Directors also determined that each of the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the independence standards for such committee established by Rules 10A-3 and 10C-1 under the Exchange Act and the Nasdaq rules, as applicable. In making such determination, the Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances deemed relevant in determining their independence.

Board Meetings and Attendance

The Board of Directors held four meetings during the year ended December 31, 2020. Each of the directors attended one hundred percent (100%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

The non-employee directors regularly meet in executive session during regularly scheduled Board of Directors meetings.

It is a policy of the Board of Directors that its members make every effort to attend our annual stockholder meetings.

All of our directors attended the 2020 Annual Meeting of Stockholders other than Allene Diaz, who was appointed to our Board of Directors subsequent to the date of our 2020 Annual Meeting of Stockholders.

Board of Directors Leadership Structure

Our current Board leadership structure separates the positions of Chief Executive Officer and Chair of the Board of Directors, although we do not have a corporate policy requiring that structure. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board of Directors, is primarily responsible for our operations and strategic direction, while our Board Chair, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight and strategic guidance. The Board believes that this is the most appropriate structure at this time but will make future determinations regarding whether or not to separate the roles of Chair and Chief Executive Officer based on then-current circumstances.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at Mersana through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that Mersana faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Mersana’s business by the Audit, Compensation and Nominating and Corporate Governance Committees and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to Mersana’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Mersana to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and Mersana’s independent registered public accounting firm Mersana’s system of internal controls, its financial and critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Mersana’s major financial risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters. The Audit Committee also oversees the integrity of the Company’s information technology systems, processes and data, and periodically reviews and assesses with management the adequacy of controls and security thereof, along with contingency plans in the event of a breakdown or security breach affecting the Company’s information technology systems.

The Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Mersana’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.mersana.com and going to the “Corporate Governance” tab under the “Investors & Media” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting our website at www.mersana.com and going to the “Corporate Governance” tab under the “Investors & Media” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office.

BOARD COMMITTEES

The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter, and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board of Directors for approval. The charter for each committee is available on our website (www.mersana.com) under the “Investors & Media—Corporate Governance” section.

The following table describes which directors serve on each of the Board of Directors’ committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lawrence M. Alleva	X(1)		X
Willard H. Dere	X		X(1)
Allene M. Diaz		X
Andrew A.F. Hack	X
Kristen M. Hege		X
Martin H. Huber			X
Dave M. Mott		X(1)

(1) Chair of the committee.

Audit Committee

Our Audit Committee is composed of Lawrence M. Alleva, Willard H. Dere and Andrew A. F. Hack, with Mr. Alleva serving as Chair of the committee. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Alleva and Dr. Hack are “audit committee financial experts” within the meaning of SEC regulations and applicable listing standards of Nasdaq.

The Audit Committee’s responsibilities include:

•	evaluating, determining the selection of, and, if necessary, determining the replacement or rotation of the independent auditor, the lead audit partner, and any other active audit engagement team;

•	pre-approving or approving all auditing services and all permitted non-audit services by the independent auditor and pre-approving the related fees;

•	ensuring the receipt of, reviewing, evaluating, and discussing formal written reports from the independent auditor regarding the auditor’s independence, engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact its objectivity and independence, and taking, or recommending that the Board takes, appropriate action to oversee the independent of the independent auditor;

•	establishing hiring policies for employees or former employees of the independent auditors;

•	(i) obtaining and reviewing a report from the independent auditor describing the firm’s internal quality-control procedures and any material issues raised by the most recent quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (ii) assessing the auditor’s independence and all relationships between the independent auditor and the Company;

•	obtaining assurance from the independent auditors that, to the extent applicable, Section 10A(b) of the Exchange Act has not been implicated;

•	reviewing with the independent auditor the overall scope and plans for audits; reviewing with the independent auditor any noteworthy audit problems or difficulties;

•	reviewing and discussing with management and the independent auditor the scope of the Company’s system of internal controls, its financial and critical accounting practices, and its policies relating to risk assessment and management;

•	reviewing disclosures about any significant deficiencies or material weaknesses in the design or operation of the Company’s system of internal controls and any fraud involving management or employees playing a significant role in the Company’s system of internal controls;

•	reviewing any special steps or remedial measures adopted in light of material control weaknesses or significant deficiencies, if any;

•	reviewing, to the extent applicable, the Company’s internal controls report and the independent auditor’s internal controls report prior to the filing of any reports;

•	reviewing with management the Company’s procedures and practices designed to provide reasonable assurance that (i) the Company’s books, records, accounts, and internal accounting controls are established and maintained in compliance with the Foreign Corrupt Practices Act of 1977 and similar laws and regulations to which the Company is subject, and (ii) there are adequate company-level controls in place to prevent or detect (A) any improper or illegal disbursement of corporate funds or property of value or (B) the making of any arrangement on behalf of the Company which may provide for or result in the improper or illegal disbursement of funds or property of value, in order that the Company be in compliance with such laws and regulations;

•	receiving and reviewing reports of the independent auditor discussing (i) all critical accounting policies and practices used in the preparation of the Company’s financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles, or GAAP, that have been discussed with management, the ramifications of the use of such alternatives and the treatment preferred by the independent auditor and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

•	discussing with management and the independent auditor changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures, and regulatory and accounting initiatives;

•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements and management’s discussion and analysis of financial condition and results of operations of the Company prior to the filing of the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q; discussing results of the annual audit and quarterly reviews and any other matters required to be communicated to the committee by the independent auditor under generally accepted auditing standards, including Auditing Standard No. 1301; discussing with management and the independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgements, including a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosure in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures in “Management’s Discussion and Analysis of Financial Condition of Results of Operations” in its annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	reviewing, or establishing standards for the type of information and the type of presentation of such information to be included in, earnings press releases;

•	discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports, if any, that raise material issues regarding, or call into question the integrity of, the Company’s financial statements or accounting policies;

•	reviewing material pending legal proceedings and other contingent liabilities involving the Company;

•	establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	assisting the Board of Directors in its oversight of risk;

•	overseeing the integrity of the Company’s information technology systems, processes, and data, and shall periodically, at its discretion, (i) review and assess with management the adequacy of controls and security for the Company’s information technology systems, process and data, and (ii) the Company’s contingency plans in the event of a breakdown or security breach affecting the Company’s information technology systems; and

•	reviewing and approving all “related party transactions” in accordance with Company policy.

During the year ended December 31, 2020, the Audit Committee met twelve times.

Compensation Committee

Our Compensation Committee is composed of Mr. Mott, Ms. Diaz, and Dr. Hege, with Mr. Mott serving as Chair of the committee. The Board of Directors has determined that each member of our Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1.

Our Compensation Committee’s responsibilities include:

•	reviewing and establishing the Company’s overall management compensation benefits philosophy and policies;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, or the CEO, evaluating the performance of the CEO in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by the Board), recommending to the Board for approval the compensation level for the CEO based on such evaluation, with the deliberations and voting on the CEO’s compensation to be conducted without the CEO present;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the officers of the Company who report directly to the CEO and all officers (other than the CEO) who are “insiders” subject to Section 16 of the Exchange Act, or the Senior Officers, evaluating the performance of the Senior Officers in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for the Senior Officers;

•	making recommendations to the Board about the compensation of the members of the Board;

•	reviewing and administering the Company’s equity-based compensation plans, management incentive compensation plans and deferred compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new compensation plans;

•	recommending to the Board any ownership guidelines for the CEO, the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

•	producing, if required, a compensation committee report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and its annual proxy statement;

•	reviewing and approving all employment contracts and other compensatory, severance, and change-in-control arrangements for the CEO and the Senior Officers;

•	establishing and reviewing policies and procedures with respect to perquisites;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing and discussing the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions in the Company based on guidelines developed and recommended by our Compensation Committee to the Board.

Our Compensation Committee may delegate any of the responsibilities of the full committee described above to subcommittees and may delegate the determination of compensation under approved compensation programs to the CEO and/or Senior Officers, except that compensation actions affecting the CEO or Senior Officers may not be so delegated.

Additional information concerning the role of our Compensation Committee, and its processes and procedures, is set forth elsewhere in this proxy statement under “Compensation Discussion and Analysis – Process for Setting Executive Compensation.” Please also see the report of our Compensation Committee set forth elsewhere in this proxy statement.

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

During the year ended December 31, 2020, our Compensation Committee met three times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mr. Alleva and Drs. Dere and Huber, with Dr. Dere serving as Chair of the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of Nasdaq.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by the Board, receiving nominations for such qualified individuals and reviewing recommendations put forward by the Chief Executive Officer, and recommending to the Board the director nominees for the next annual meeting of stockholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board;

•	recommending to our Board of Directors the classes of the Board on which nominees should serve;

•	establishing a policy under which stockholders of the Company may recommend a candidate for consideration for nomination as a director;

•	if a vacancy on the Board or any Board committee occurs, identifying and recommending to the Board qualified candidates to fill such vacancy;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company that address, at a minimum, the following subjects: (i) director qualification standards, (ii) director responsibilities, (iii) director access to management and, as necessary and appropriate, independent advisors, (iv) director compensation, (v) director orientation and continuing education, and (vi) annual performance evaluations of the Board;

•	reviewing the corporate governance guidelines and recommending changes as necessary;

•	articulating to each director what service on the Board entails;

•	reviewing the Company’s practices and policies with respect to directors, including retirement policies, the size of the Board, service of non-employee directors, the meeting frequency of the Board and the structure of Board meetings;

•	recommending to the Board or to the appropriate committee thereof processes for annual evaluations of the performance of the Board and the appropriate committees thereof and overseeing such evaluation processes;

•	reviewing the functions, duties, and composition of the committees of the Board;

•	reviewing Company policies with respect to significant issues of corporate public responsibility;

•	considering and reporting to the Board any questions of possible conflicts of interest of members of the Board;

•	overseeing the systems and processes established by the Company to ensure compliance with the Company’s Code of Business Conduct and Ethics; and

•	providing for new director orientation and continuing education for existing directors on a periodic basis.

During the year ended December 31, 2020, the Nominating and Corporate Governance Committee met three times.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter approved by the Board, which provides that it is responsible for overseeing the quality of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements. In particular, the Audit Committee reviews and approves (a) the appointment and compensation of the Company’s independent registered public accounting, Ernst & Young LLP, or Ernst & Young, (b) the planned scope of the Company’s annual audit, and (c) any non-audit services that may be performed by Ernst & Young.

The Audit Committee has reviewed the audited consolidated financial statements of Mersana for the year ended December 31, 2020, and has reviewed and discussed these statements with management and Ernst & Young. Mersana management is responsible for preparing the Company’s financial statements and for maintaining an adequate system of: (a) disclosure controls and procedures and (b) internal controls over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Mersana in conformity with U.S. generally accepted accounting principles and discusses any issues it believes should be raised with the Audit Committee. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

The Audit Committee also received from, and discussed with, Ernst & Young the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 (Communications with Audit Committees Concerning Independence) of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young its independence from the Company.

Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Mersana Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Members of the Audit Committee of Mersana Therapeutics, Inc.

Lawrence M. Alleva, Chair

Willard H. Dere

Andrew A. F. Hack

PROPOSAL NO. 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young has served as our independent registered public accounting firm since 2013.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of Ernst & Young will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 for each of the following categories of services are as follows (in thousands):

Fee Category	2020	2019
Audit Fees (1)	$995,383	$612,571
Audit-Related Fees (2)	$6,050	$--
Tax Fees (3)	$32,040	$84,290
All Other Fees	$--	$--
Total Fees	$1,033,473	$696,861

(1)	Audit fees in 2020 and 2019 include fees related to the annual audit of the Company’s financial statements, including internal control attestation, quarterly review procedures, and comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees in 2020 were higher than audit fees in 2019 primarily as a result of the fees incurred for the internal controls audit during that period.
(2)	Audit-related fees are related to accounting consultations.
(3)	Tax fees are related to tax compliance, tax advice and tax planning services, including the review and preparation of our federal and state income tax returns.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be communicated to the Audit Committee at its next scheduled meeting.

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our philosophy, policies and practices related to executive compensation as described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Our executive compensation program is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Mersana Therapeutics, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”

Because the vote is advisory, it is not binding on us, our Compensation Committee or our Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, the Board of Directors and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to cast a non-binding advisory vote at least once every six years on the frequency with which we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, as required by these rules, we also are asking our stockholders to vote, on an advisory basis, on the frequency of future advisory stockholder votes on the compensation for our named executive officers (such as Proposal 3 of this proxy statement). In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years, or every three years.

After careful consideration of the frequency alternatives, our Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for us and our stockholders at this time. The Board of Director’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board of Directors believes that stockholder feedback should be a factor that is taken into consideration by the Board of Directors and our Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement every year.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote to hold advisory votes on the compensation for our named executive officers every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Mersana Therapeutics, Inc. (the “Company”) is to hold an advisory vote by stockholders to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”

Even though your vote is advisory and, therefore, will not be binding on us, our Board of Directors and our Compensation Committee intend to consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Anna Protopapas	56	Chief Executive Officer and President; Director (Class III)
Alejandra Carvajal	47	Chief Legal Officer
Brian DeSchuytner	43	Senior Vice President, Finance & Product Strategy
Michael Kaufman, Ph.D.	63	Chief Manufacturing Officer
Timothy B. Lowinger, Ph.D.	57	Chief Science and Technology Officer
Arvin Yang, M.D., Ph.D.	45	Chief Medical Officer

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information for Anna Protopapas, our Chief Executive Officer and President, is included herein under “Directors Biographies—Class III Directors.”

Alejandra Carvajal has served as our Chief Legal Officer since April 2021. Previously, Ms. Carvajal served as the Chief Legal Officer and General Counsel of Momenta Pharmaceuticals, Inc., from October 2018 to March 2021. From June 2017 to October 2018, Ms. Carvajal served as the Vice President, Deputy General Counsel of Momenta. Prior to joining Momenta, Ms. Carvajal was Vice President and General Counsel of Cerulean Pharma Inc., a public biotechnology company, from September 2014 to June 2017. Prior to Cerulean, Ms. Carvajal worked at Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda Pharmaceutical Company Limited from 2004 to 2014, where she held a variety of legal positions of increasing seniority. Ms. Carvajal began her legal career in private practice with the law firms of Day, Berry & Howard and Hill & Barlow. Ms. Carvajal received a B.A. cum laude from Harvard University and a J.D. cum laude from The Georgetown University Law Center.

Brian DeSchuytner has served as our Senior Vice President, Finance and Product Strategy, since June 2019. Previously, Mr. DeSchuytner worked at TESARO as Vice President, ZEJULA Commercial, from January 2017 to June 2019. Prior to that, he held successively senior roles at Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda Pharmaceutical Company Limited focused on oncology, from June 2009 to January 2017. He received a B.A. in Biophysical Chemistry from Dartmouth College and an M.B.A., concentrating in Finance and Health Care Management, from the Wharton School of the University of Pennsylvania.

Michael Kaufman, Ph.D., has served as our Chief Manufacturing Officer since August 2020, and prior to that served as our Senior Vice President of Chemistry, Manufacturing and Controls since February 2016. Previously, from 2012 to 2016, Dr. Kaufman served as Vice President, Technical Development at Biogen, Inc. Before Biogen, Dr. Kaufman spent 10 years at Millennium Pharmaceuticals, prior to and after it became a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, most recently as Vice President, Pharmaceutical Sciences. Before that, he spent 15 years at Merck and Co., Inc. serving in various roles. Dr. Kaufman received a B.S. in Chemistry from the State University of New York, Stony Brook and a Ph.D. in Physical Organic Chemistry from the University of California, Berkeley.

Timothy B. Lowinger, Ph.D., has served as our Chief Science and Technology Officer since August 2019, and prior to that served as our Chief Scientific Officer since February 2008. Previously, Dr. Lowinger worked at Bayer Pharmaceuticals in the United States, Japan and Germany. He received a B.Sc. (Hons.) in Chemistry and a Ph.D. in Synthetic Organic Chemistry from the University of British Columbia and was a Merck Postdoctoral Fellow at the Ohio State University.

Arvin Yang, M.D., Ph.D., has served as our Chief Medical Officer since November 2020. Prior to joining Mersana, Dr. Yang worked at Bristol Myers Squibb from August 2010 to November 2020 in various roles of increasing responsibility, most recently as Vice President and Head of Clinical Hematology. Dr. Yang received both his M.D. and Ph.D. from Rutgers Robert Wood Johnson Medical School and completed training in internal medicine at Beth Israel Deaconess, Harvard Medical School and oncology at Memorial Sloan-Kettering Cancer Center.

EXECUTIVE OFFICER COMPENSATION

As of December 31, 2020, we ceased to be an emerging growth company and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was not required in previous proxy statements, including this Compensation Discussion and Analysis (“CD&A”); additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control;” an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement; and an advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement.

Compensation Discussion and Analysis

This CD&A is intended to be read in conjunction with the tables following this section which provide further historical information for the executives identified below. We refer to these executives collectively as our “Named Executive Officers,” or “NEOs.”

Named Executive Officer	Position
Anna Protopapas	Chief Executive Officer and President; Director (Class III)
Brian DeSchuytner	Senior Vice President, Finance & Product Strategy(1)
Michael Kaufman, Ph.D.	Chief Manufacturing Officer
Timothy B. Lowinger, Ph.D.	Chief Science and Technology Officer
Arvin Yang, M.D.	Chief Medical Officer

(1)	Mr. DeSchuytner is the Company’s Principal Financial Officer

Executive Summary

Business Overview

We are a clinical-stage biopharmaceutical company using our differentiated and proprietary antibody-drug conjugate (“ADC”) platforms to develop novel ADCs with optimal efficacy, safety and tolerability to improve the lives of people fighting cancer. Our lead product candidate, upifitamab rilsodotin (“UpRi”), is a Dolaflexin ADC targeting NaPi2b and is being studied in UPLIFT, a single-arm registration strategy, in patients with platinum-resistant ovarian cancer as well as in the expansion portion of a Phase 1 proof-of-concept clinical study in patients with NSCLC adenocarcinoma. XMT-1592, our second ADC product candidate targeting NaPi2b-expressing tumors, was created using our customizable and homogeneous Dolasynthen platform and is in the dose escalation portion of a Phase 1 proof-of-concept clinical study. Our early-stage programs include XMT-1660, a Dolasynthen ADC targeting B7-H4, as well as XMT-2056, a STING-agonist ADC developed using our Immunosynthen platform. In addition, multiple partners are using our Dolaflexin platform to advance their ADC pipelines.

2020 and Early 2021 Financial and Business Highlights

Despite the challenges associated with the COVID-19 pandemic, which forced us and other businesses to make significant changes to the way we work, we have continued to grow and made substantial progress in our product candidates and pipeline. During 2020 and early 2021, we:

•	Demonstrated proof of concept for UpRi in heavily pretreated ovarian cancer;

•	Initiated UPLIFT, our single-arm registration strategy in platinum-resistant ovarian cancer, the design for which was informed by FDA feedback;

•	Initiated the Phase 1 dose escalation study of XMT-1592 enrolling patients with interim data anticipated in the second half of 2021;

•	Advanced our pipeline of DolaLock and Immunosynthen ADCs, selecting XMT-1660 and XMT-2056 and advancing both candidates into IND-enabling studies;

•	Strengthened our leadership team and organization to support advancement of our lead candidate and anticipated entry of multiple additional candidates into the clinic; and

•	Strengthened our balance sheet and cash position, with $255.1 million in cash and cash equivalents as of December 31, 2020.

Compensation Governance Highlights

Our compensation programs are grounded in sound practices and processes that align with industry best practices.

What We Do	What We Don’t Do

✓     Maintain an industry- and size-appropriate peer group for benchmarking pay

✓    Provide a majority of compensation in long-term incentives with multi-year vesting schedules

✓    Provide a competitive mix of fixed (e.g., base salary) and variable (e.g., bonus) compensation

✓    Evaluate the risk profile of our pay programs

✓    Consult with an independent compensation advisor

✗  No excise tax gross-up provisions

✗  No hedging or pledging of Company stock

✗  No option repricing or option backdating

✗  No single-trigger change-in-control benefits

✗  No excessive perquisites

✗  No guaranteed salary increases or bonuses

Executive Compensation Philosophy and Objectives

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market and adjacent spaces to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize, and retain talented executives. Our executive compensation program is designed to attract, retain and reward talented executives, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our stockholders.

The compensation of our named executive officers generally consists of base salary, annual cash bonuses, and equity incentive awards, as well as employee benefits that are made available to our salaried employees generally.

How We Determine Executive Compensation

Pursuant to its charter and in accordance with applicable Nasdaq listing standards, our Compensation Committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer, and for making recommendations with respect to our Chief Executive Officer’s compensation to our Board of Directors.

In 2020, our Compensation Committee engaged Pearl Meyer as its independent compensation consultant, as described in further detail under “Role of Compensation Consultant” below. Pearl Meyer assisted our Compensation Committee in, among other things, evaluating our executive compensation program and assessing its competitiveness and developing a list of peer companies to be used for executive compensation-related purposes. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the base salaries, annual bonuses, and equity incentive awards for our executive officers other than herself. Our Compensation Committee may take into account these recommendations and information provided by our independent compensation consultant but is ultimately responsible for determining (or recommending, in the case of our Chief Executive Officer) the compensation of our executive officers. Our Chief Executive Officer is not present for any discussions of our Compensation Committee regarding her performance and compensation.

Role of Management

In addition to the recommendation of our Chief Executive Officer regarding the compensation of our executive officers other than herself, as described above, members of our executive team make recommendations to the Compensation Committee regarding the design of our executive compensation programs generally and the specific performance goals to be used in our annual cash bonus program. In this respect, management reviews the effectiveness of our executive compensation programs, including competitiveness and alignment with the Company’s performance goals, and recommends changes, including to incentivize appropriately the achievement of our performance goals. Management also reviews and makes recommendations with respect to the adoption and approval of, or modifications to, our equity incentive program.

Role of Compensation Consultant

As a part of determining compensation for our named executive officers, our Compensation Committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, as its independent compensation consultant during 2020. Pearl Meyer provided analysis and recommendations to our Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation comparisons;

•	compensation practices of our peer group;

•	compensation programs for executives, directors, and our employees generally; and

•	equity plan utilization and related metrics.

When requested, Pearl Meyer consultants attend meetings of our Compensation Committee, including executive sessions. Pearl Meyer reports to our Compensation Committee and not to management, although Pearl Meyer meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Pearl Meyer, our Compensation Committee considered Pearl Meyer’s independence, taking into consideration relevant factors, including the absence of other services provided to the Company by Pearl Meyer, the amount of fees the Company paid to Pearl Meyer as a percentage of its respective total revenue, its policies and procedures that are designed to prevent conflicts of interest, any business or personal relationships its individual compensation advisors have with an executive officer of the Company, any business or personal relationships its individual compensation advisors have with any member of our Compensation Committee and any stock of the Company owned by Pearl Meyer and its individual compensation advisors. Our Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and its individual compensation advisors as compensation consultants to our Compensation Committee has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Compensation Peer Group and Market Data

With the assistance of Pearl Meyer, in September 2019, our Compensation Committee selected our compensation peer group to be used for our 2020 executive compensation decisions. This compensation peer group consists of comparable life sciences companies that are oncology-focused or compete with us for talent. The companies were selected and were determined to be appropriate based on market capitalization, employee headcount and annual research and development related expenses, with our positioning approximately median on each of these key metrics. When assessing the competitiveness of our executive compensation programs, Pearl Meyer also supplemented the peer group information with published survey data, which provided a broader market perspective.

Our compensation peer group used for 2020 executive compensation-related decisions consisted of the following companies:

Arcus Biosciences, Inc.	Jounce Therapeutics, Inc.
Bellicum Pharmaceuticals, Inc.	Kura Oncology, Inc.
Constellation Pharmaceuticals, Inc.	Miragen Therapeutics, Inc.
Corvus Pharmaceuticals, Inc.	Neon Therapeutics, Inc.
CytomX Therapeutics, Inc.	Selecta Biosciences, Inc.
Deciphera Pharmaceuticals, Inc.	Surface Oncology, Inc.
Evelo Biosciences, Inc.	Synlogic, Inc.
Forty Seven, Inc.	Syros Pharmaceuticals, Inc.
Gritstone Oncology, Inc.	Unum Therapeutics Inc.
ImmunoGen, Inc.	Voyager Therapeutics, Inc.

When setting executive pay levels, our Compensation Committee generally references the median for cash compensation elements and the 60th percentile for equity incentives. We believe that our emphasis on equity compensation serves to retain our executives and align their interests with those of our stockholders and emphasizes our pay-for-performance philosophy. Our Compensation Committee may deviate from setting actual compensation levels at these target percentiles with respect to our executives to reflect experience, performance levels and market factors as deemed appropriate by our Compensation Committee or the Board of Directors.

Elements of Our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;
•	annual bonuses based on individual and corporate performance; and
•	equity incentive awards, in the form of stock options and RSUs.

Our Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to our peer group and other competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other factors and information it deems relevant.

These primary components of our executive compensation program are described in more detail below.

Base Salary

Base salary is designed to provide a competitive fixed rate of pay, while recognizing different levels of responsibility and performance within the Company. This compensation component helps us to attract and retain highly qualified executives. Our Compensation Committee determines the base salary for our executive officers (or recommends the base salary for our Chief Executive Officer to our Board of Directors) at the time of their initial hire and reviews base salaries on an annual basis, in consultation with our Chief Executive Officer (other than with respect to her own compensation), based on a variety of factors, including performance, length of service and criticality of role. The table below shows the base salaries of our named executive officers in 2020:

Name	2020 Annual Base Salary	% Increase from 2019
Anna Protopapas	$550,000	3.19%
Brian DeSchuytner	$391,400	3.00%
Michael Kaufman, Ph.D.	$398,380	3.25%
Timothy B. Lowinger, Ph.D.	$409,240	4.00%
Arvin Yang, M.D. (1)	$510,000	N/A
(1)	Dr. Yang’s base salary became effective on November 30, 2020, when he commenced employment with us as our Chief Medical Officer.

Annual Bonuses

Each executive is eligible to receive an annual bonus, with a target amount equal to a pre-determined target percentage of his or her annual base salary. Our Board of Directors approves the performance targets associated with each level of achievement of the corporate performance goals for our annual bonus program, and our Compensation Committee approves the weighting assigned to each goal. Our Chief Executive Officer’s annual bonus is 100% based on the achievement of corporate performance goals, and the annual bonuses for our other named executive officers are 75% based on the achievement of corporate performance goals and 25% based on individual performance, which is subjectively determined by our Compensation Committee in consultation with our Chief Executive Officer.

At the end of the year, our Compensation Committee reviews our performance and the individual performance of each of our executive officers, including our named executive officers, to determine the amount of annual bonus payments to be paid for the year. It is at our Compensation Committee’s discretion to grant individual awards at, below, or above target based on corporate performance and individual performance. Our Board of Directors approved the 2020 annual bonus payment to the Chief Executive Officer based on our Compensation Committee’s recommendation, and our Compensation Committee approved the 2020 bonus payments to the other executives.

2020 Corporate Performance Goals

For 2020, the annual bonus payments were determined by the Compensation Committee based upon the achievement of performance metrics related to our corporate objectives in four broad categories:

•	Advancing XMT-1536 Clinical Development (40 points);

•	Advancing XMT-1592 Clinical Development (25 points);

•	Advancing Pipeline Targets (25 points; and

•	Business Operations and Support (30 points).

The total number of points, if all goals were achieved, adds to 120 points, which would yield a payout of 120% of the portion of each named executive officer’s target annual bonus based on corporate performance.

In December 2020, our Compensation Committee evaluated our achievement of the 2020 corporate objectives. The Compensation committee considered whether we had achieved specific goals in each category of our corporate objectives, the weighting established for each category, including the weighting for overachievement, management’s self-assessment, and our overall corporate performance in 2020. Based on these considerations, the Compensation Committee determined that we fully achieved our clinical and pipeline objectives, and substantially all of our business operations and support objectives. As a result, the Compensation Committee approved a 118% achievement of our 2020 corporate objectives, based in particular on the following achievements:

•	Completed dose escalation, established MTD and proof of concept for UpRi;

•	Made a CLIA IHC assay available to support enriched expansion of UpRi;

•	Initiated and efficiently progressed Phase 1 dose escalation study for XMT-1536;

•	Ensured sufficient product supply for our clinical candidates;

•	Nominated and got approval for a B7-H4 DolaLock ADC;

•	Nominated first Immunosynthen development candidate;

•	Maintained a strong balance sheet through financing; and

•	Maintained a vibrant organization as measured by retention and individual development plans.

2020 Individual Performance

The performance for the 2020 fiscal year of each of our named executive officers who were then employed, other than our Chief Executive Officer, was reviewed by our Compensation Committee in consultation with our Chief Executive Officer, and each executive’s performance was then subjectively assessed. Our Compensation Committee, after consulting with our Chief Executive Officer, assigned an achievement percentage for each such executive. For 2020, the target annual bonus for each named executive officer, the corporate and individual goal weighting and achievement, and the amount paid to those individuals is as set forth in the table below.

Based on the above, the Compensation Committee awarded 2020 bonuses, paid in cash during the first quarter of 2021, to our named executive officers as follows:

Name and Position	Target Bonus (% of Base Salary)	Corporate Goal Achievement	Weight of Corporate Goal Achievement	Individual Performance Achievement	Weight of Individual Performance Achievement	Bonus Amount Paid ($)	Bonus Amount Paid (% of Target Bonus)
Anna Protopapas, President and Chief Executive Officer	50%	118%	100%	-----	-----	$324,500	118%
Brian DeSchuytner, Senior Vice President, Finance and Product Strategy	40%	118%	75%	110%	25%	$181,610	116%
Michael Kaufman, Ph.D., Chief Manufacturing Officer	40%	118%	75%	110%	25%	$184,848	116%
Timothy B. Lowinger, Ph.D., Chief Science and Technology Officer	40%	118%	75%	110%	25%	$189,887	116%
Arvin Yang, M.D., Chief Medical Officer (1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1)	Dr. Yang joined the Company in November 2020, and, as such, was not eligible for an annual bonus for 2020.

Long-Term Equity Incentive Compensation

Our equity incentive program is intended to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding the creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie a substantial portion of the value of the compensation that our executives receive to our long-term performance.

The forms of equity compensation for our executive officers are stock options and RSUs. Our Compensation Committee receives preliminary recommendations for equity awards from our Chief Executive Officer for executive officers (other than herself) for annual awards and awards made in connection with the executive’s hire or promotion. Our Compensation Committee then reviews the market-based recommendations based on our peer group and survey data and approves equity awards for all of our executive officers, with the exception of our Chief Executive Officer, whose grant is approved by our Board upon the recommendation of our Compensation Committee.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price equal to the closing price of our common stock on the date of grant. Each RSU represents a contingent right to receive one share of our common stock. Stock options and RSUs typically vest over four years, generally subject to the executive’s continued service with us.

We generally grant stock options to our employees, including our named executive officers, in connection with their commencement of employment with us. We typically grant stock options and RSUs to our executives on an annual basis as part of annual performance reviews of our employees.

Annual equity award values (determined based on grant date value) are generally targeted to be at the 60th percentile of our peer group. Our Compensation Committee aims to balance the responsible use of shares with its goals of alignment with stockholders and executive retention, and to do so in 2020 granted a mix of 75% stock options and 25% RSUs to our named executive officers, determined based on the grant date value.

In connection with Dr. Yang’s commencement of employment on November 30, 2020, Dr. Yang was granted stock options and RSUs in this same proportion. In sizing his award, our Compensation Committee reviewed competitive market data for his role and market practices with regard to sizing new hire awards relative to annual awards. The Compensation Committee also took into account his experience level and the substantial value of equity awards with respect to his prior employer that Dr. Yang forfeited in order to commence employment with us in determining the value of equity awards granted to him.

Our Compensation Committee considers and evaluates the appropriate mix of equity vehicles each year, taking into consideration these various factors. The equity awards granted to our named executive officers in 2020 are summarized below.

Name	Stock Options (#)(2)	RSUs (#)(3)
Anna Protopapas	318,750	70,833
Brian DeSchuytner	71,250	15,833
Michael Kaufman, Ph.D.	120,000	26,667
Timothy B. Lowinger, Ph.D.	142,500	31,667
Arvin Yang, M.D. (1)	200,000	37,000
(1)	On November 30, 2020, we granted stock options to purchase 200,000 shares of our common stock at an exercise price of $25.48 per share and 37,000 RSUs to Dr. Yang in connection with his appointment as Chief Medical Officer.
(2)	With the exception of Dr. Yang’s stock options, each of these stock option awards has an exercise price of $6.16 and vests in equal quarterly installments over the first four years after the vesting commencement date, January 15, 2020, generally subject to continued employment through the applicable vesting date. Dr. Yang’s stock option award has an exercise price of $25.48 per share and vests as to 25% of the shares on the first anniversary of the grant date, and as to the remainder of the shares at the rate of 6.25% per quarter over the next three years, generally subject to continued employment through the applicable vesting date.
(3)	With the exception of Dr. Yang’s RSUs, these RSUs vest over four years in four equal annual installments beginning on the first anniversary of the grant date generally subject to continued employment through the applicable vesting date. Dr. Yang’s RSUs vest 50% on the first anniversary of the grant date, and the remainder vest on the second anniversary of the grant date, generally subject to continued employment through the applicable vesting date.

Benefits Programs and Perquisites

Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, on the same basis as our other employees. We pay the premiums for term life insurance and disability insurance for all of our employees, including our NEOs. We do not maintain any defined benefit pension or non-qualified deferred compensation plans.

All of our full-time employees in the United States, including our NEOs, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits and to have the amount of this deferral contributed to our 401(k) plan. The 401(k) plan also permits us to make discretionary employer contributions and matching contributions, subject to IRS limits. For 2020, we matched one hundred percent (100%) of the first four percent (4%) of the eligible compensation contributed by participating employees, up to seven thousand dollars ($7,000.00), which matching contributions are fully vested immediately.

In connection with Dr. Yang’s commencement of employment with us in November 2020, he is entitled to a one-time relocation payment of one hundred fifty thousand dollars ($150,000) to be paid when Dr. Yang initiates his relocation in 2021, subject to repayment if Dr. Yang voluntarily terminates his employment within twenty-four (24) months of his start date. We do not provide any other perquisites or personal benefits to our NEOs.

Other Features of our Executive Compensation Program

Executive Employment Agreements

Each of our named executive officers is party to a letter agreement with us that sets forth the terms and conditions of the executive’s employment with us. Each letter agreement provides for at-will employment with us. Each letter agreement sets forth the executive’s base salary, which is eligible for potential discretionary merit increases, and target annual bonus (expressed as a percentage of base salary). Each of our named executive officers is also party to our standard nondisclosure, noncompetition and assignment of intellectual property agreement. Pursuant to their letter agreements, each of the named executive officers is also entitled to certain compensation and benefits upon termination of his or her employment in certain circumstances, including following a change in control. We believe that these severance benefits are an important element of our executive compensation and retention program, particularly in the context of a corporate transaction where provision of such benefits eliminates, or at least reduces, the potential reluctance of our executive officers to diligently consider and pursue potential transactions that may be in the best interests of our stockholders. We also believe that our severance arrangements with our named executive officers are consistent with compensation arrangements provided in a competitive market for executive talent and that the events triggering payment represent appropriate hurdles for the severance benefits. The severance benefits provided under these letter agreements are described under “Payments on Termination of Employment or Change in Control” below.

Other Compensation Policies/Assessments

Risk Assessment

Our Compensation Committee recognizes that providing certain types of compensation incentives may inadvertently motivate individuals to act in ways that could be detrimental to the Company in order to maximize personal compensation. To minimize such risk, our Compensation Committee reviews at least annually the overall structure and components of our compensation program and, with respect to our executive officers, the levels of compensation under such program. Our Compensation Committee has reviewed our compensation program and has determined that it does not encourage inappropriate actions or risk taking and is not reasonably likely to have a material adverse effect on our business. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage our executive officers to assume excessive risks. We believe that our compensation programs, current business process and planning cycle foster the behaviors and controls that would mitigate the potential for adverse risk, including the following:

•	base salaries that are consistent with our executive officers’ responsibilities and market data and that are established to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	corporate objectives for our annual bonus program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	stock option and RSU awards vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and intend to adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Insider Trading Policy and Hedging Transactions

Our insider trading policy prohibits our employees, including our officers and directors, from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our securities at any time. The Company may also determine that other persons should be subject to the policy, such as contractors or consultants who have access to material nonpublic information about the Company. In addition, persons subject to the policy are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Our window period policy provides that the Company’s employees, including our executive officers, and our non-employee directors are required to limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results and to notify one or more designated pre-clearance individuals prior to engaging in transactions in the Company’s stock.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Our Compensation Committee believes that its primary responsibility is maintaining a compensation program that attracts and retains talented executives and, in furtherance of such responsibility, the Company has paid, and will continue to pay, compensation that is not deductible under Section 162(m) or that is otherwise limited as to tax deductibility.

Report of our Compensation Committee of the Board of Directors

Our Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2020.

Members of our Compensation Committee of Mersana Therapeutics, Inc.

David M. Mott, Chair

Allene Diaz

Kristen Hege

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to the Company for the fiscal years ended December 31, 2020, and, if applicable, December 31, 2019, and December 31, 2020.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Anna Protopapas	2020	550,000	436,331	1,220,079	324,500	7,000	2,537,911
President and Chief Executive Officer	2019	533,000	400,000	506,645	293,150	7,000	1,739,795
	2018	515,000	-	1,879,900	206,000	6,000	2,606,900
Brian DeSchuytner (5)	2020	391,400	97,531	272,724	181,610	7,000	950,265
Senior Vice President, Finance & Product Strategy	2019	180,013	-	637,128	78,432	-	895,573
Michael Kaufman, Ph.D.	2020	398,380	164,269	459,324	184,848	7,000	1,213,821
Chief Manufacturing Officer	2019	385,840	160,000	139,764	169,770	7,000	862,374
	2018	356,000	-	470,511	119,250	6,000	951,761
Timothy B. Lowinger, Ph.D.	2020	409,240	195,069	545,447	189,887	7,000	1,346,643
Chief Science and Technology Officer	2019	393,500	160,000	139,764	173,140	7,000	873,404
	2018	382,000	-	534,681	128,000	6,000	1,050,681
Arvin Yang, M.D., (6)	2020	44,462	942,760	3,523,840	0	0	4,511,062
Chief Medical Officer

(1)	Amounts represent the aggregate grant date fair value of RSU awards granted to our named executive officers in 2019 and 2020, as applicable, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these RSU awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K.

(2)	Amounts represent the aggregate grant date fair value of stock option awards granted to our named executive officers in 2018, 2019, and 2020, as applicable, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these option awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K.

(3)	Unless otherwise stated, amounts represent the annual cash bonuses paid to our named executive officers for 2018, 2019, and 2020, as applicable.

(4)	Amounts represent 401(k) matching contributions for 2018, 2019, and 2020, as applicable.

(5)	Mr. DeSchuytner’s employment with us began on July 10, 2019. The salary and bonus amounts reported in the table represent the amounts actually earned by him for 2019 after commencing employment with us.

(6)	Dr. Yang’s employment with us began on November 30, 2020. The salary and bonus amounts reported in the table represent the amounts actually earned by him for 2020 after commencing employment with us.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards
		Threshold	Target	Maximum	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Name	Grant date	($)	($)	($)	(#)	(#)	($/sh)	($)(4)
Anna Protopapas	-(1)	-	275,000	330,000	-	-	-	-
	1/15/2020(2)	-	-	-	70,833	-	-	436,331
	1/15/2020(3)	-	-	-	-	318,750	6.16	1,220,079
Brian DeSchuytner	-(1)	-	156,560	183,958	-	-	-	-
	1/15/2020(2)	-	-	-	15,833	-	-	97,531
	1/15/2020(3)	-	-		-	71,250	6.16	272,724
Michael Kaufman, Ph.D.	-(1)	-	159,352	187,239	-	-	-	-
	1/15/2020(2)	-	-	-	26,667	-	-	164,269
	1/15/2020(3)	-	-	-	-	120,000	6.16	459,324
Timothy B. Lowinger, Ph.D.	-(1)	-	163,696	192,342	-	-	-	-
	1/15/2020(2)	-	-	-	31,667	-	-	195,069
	1/15/2020(3)	-	-	-	-	142,500	6.16	545,447
Arvin Yang, M.D.	-(1)	-	-	-	-	-	-	-
	11/30/2020(2)	-	-	-	37,000	-	-	942,760
	11/30/2020(3)	-	-	-	-	200,000	25.48	3,523,840

(1)	Amounts represent the threshold, target and maximum annual cash bonus opportunities for our named executive officers for 2020. The amount reported in the threshold column represents the minimum award value that could be received, which is zero. The amount listed in the target column represents each named executive officer’s target annual bonus for 2020. The amount listed in the maximum column represents each named executive officer’s maximum annual cash bonus opportunity for 2020, computed assuming 120% of the portion of the annual cash bonus payable based on corporate performance and 110% of the portion of the annual cash bonus payable based on individual performance is paid. The actual cash bonus that was paid to each of our named executive officers in respect of 2020 performance is reported in the Summary Compensation Table above. Dr. Yang commenced employment with us in November 2020 and was not eligible for an annual bonus for 2020.

(2)	Represents RSU awards granted to our named executive officers in 2020. For our named executive officers other than Dr. Yang, the RSUs vest over four years in four equal annual installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. The RSUs granted to Dr. Yang vest 50% on the first anniversary of the grant date, and the remainder vest on the second anniversary of the grant date, generally subject to continued employment through the applicable vesting date.

(3)	Represents stock options granted to our named executive officers in 2020. For our named executive officers other than Dr. Yang, the stock options vest in equal quarterly installments over the first four years after the grant date, generally subject to continued employment through the applicable vesting date. Dr. Yang’s stock option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to the remainder of the shares at the rate of 6.25% per quarter over the next three years, generally subject to his continued employment through the applicable vesting date.

(4)	Amounts represent the aggregate grant date fair value of RSU and stock option awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these awards are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market
	securities	securities				Shares or		Value of
	underlying	underlying				Units of		Shares or
	unexercised	unexercised		Option		Stock that		Units of
	options	options		exercise	Option	Have Not		That Have Not
	exercisable	unexercisable		price	expiration	Vested		Vested (1)
Name	(#)	(#)		($/share)	date	(#)		($)
Anna Protopapas	748,366	0		1.53	5/7/2025
	158,958			4.10	8/29/2026
	62,500	4,166	(2)	6.98	3/13/2027
	137,500	62,500	(3)	14.23	2/1/2028
	95,155	122,345	(4)	3.51	1/22/2029
	59,765	258,985	(5)	6.16	1/14/2030
						100,000	(6)	$2,661,000
						70,833	(7)	1,884,866
Brian DeSchuytner	75,000	165,000	(8)	3.99	7/9/2029
	13,359	57,891	(9)	6.16	1/14/2030
						15,833	(10)	$421,316
Timothy B. Lowinger, Ph.D.	65,593	0		1.40	10/1/2022
	11,111	0		1.40	1/9/2024
	128,118	0		1.53	6/11/2025
	45,854	0		4.10	8/29/2026
	39,107	17,777	(11)	14.23	2/1/2028
	11,254	33,750	(12)	3.51	1/22/2029
	8,902	115,782	(13)	6.16	1/14/2030
						40,000	(14)	1,064,400
						31,667	(15)	842,659
Michael Kaufman, Ph.D.	154,999	0		1.89	5/5/2026
	16,486	0		4.10	8/29/2026
	26,041	1,736	(16)	5.00	12/28/2026
	34,414	15,643	(17)	14.23	2/1/2028
	26,250	33,750	(18)	3.51	1/22/2029
	22,500	97,500	(19)	6.16	1/14/2030
						40,000	(20)	1,064,400
						26,667	(21)	709,609
Arvin Yang, M.D.	0	200,000	(22)	25.48	11/29/2030
						37,000	(23)	984,570

(1)	The market value of the RSU awards is based on the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2020, which was $26.61.

(2)	Represents an option to purchase 66,666 shares of our common stock granted on March 14, 2017, which vests in equal quarterly installments through March 14, 2021, generally subject to Ms. Protopapas’s continued employment through each applicable vesting date.

(3)	Represents an option to purchase 200,000 shares of our common stock granted on February 2, 2018, which vests in equal quarterly installments through February 2, 2022, generally subject to Ms. Protopapas’s continued employment through each applicable vesting date.

(4)	Represents an option to purchase 217,500 shares of our common stock granted on January 23, 2019, which vests in equal quarterly installments through January 23, 2023, generally subject to Ms. Protopapas’s continued employment through each applicable vesting date.

(5)	Represents an option to purchase 318,750 shares of our common stock granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Ms. Protopapas’s continued employment through each applicable vesting date.

(6)	Represents an award of 100,000 RSUs granted on July 17, 2019, which vests in full on July 15, 2021, generally subject to Ms. Protopapas’s continued employment through such vesting date.

(7)	Represents an award of 70,833 RSUs granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Ms. Protopapas’s continued employment through each applicable vesting date.

(8)	Represents an option to purchase 240,000 shares of our common stock granted on July 10, 2019, which vests as to 25% of the shares on July 10, 2020, and as to the remainder of the shares in quarterly installments thereafter through July 10, 2023, generally subject to Mr. DeSchuytner’s continued employment through each applicable vesting date.

(9)	Represents an option to purchase 71,250 shares of our common stock granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Mr. DeSchuytner’s continued employment through each applicable vesting date.

(10)	Represents an award of 15,833 RSUs granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Mr. DeSchuytner’s continued employment through each applicable vesting date.

(11)	Represents an option to purchase 56,884 shares of our common stock granted on February 2, 2018, which vests in equal quarterly installments through February 2, 2022, generally subject to Dr. Lowinger’s continued employment through each applicable vesting date.

(12)	Represents an option to purchase 60,000 shares of our common stock granted on January 23, 2019, which vests in equal quarterly installments through January 23, 2023, generally subject to Dr. Lowinger’s continued employment through each applicable vesting date.

(13)	Represents an option to purchase 142,500 shares of our common stock granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Dr. Lowinger’s continued employment through each applicable vesting date.

(14)	Represents an award of 40,000 RSUs granted on July 17, 2019, which vests in full on July 15, 2021, generally subject to Dr. Lowinger’s continued employment through such vesting date.

(15)	Represents an award of 31,667 RSUs granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Dr. Lowinger’s continued employment through each applicable vesting date.

(16)	Represents an option to purchase 27,777 shares of our common stock granted on January 1, 2017, which vests in equal quarterly installments beginning on January 1, 2017 thereafter through January 1, 2021, generally subject to Dr. Kaufman’s continued employment through each applicable vesting date.

(17)	Represents an option to purchase 50,057 shares of our common stock granted on February 2, 2018, which vests in equal quarterly installments through February 2, 2022, generally subject to Dr. Kaufman’s continued employment through each applicable vesting date.

(18)	Represents an option to purchase 60,000 shares of our common stock granted on January 23, 2019, which vests in equal quarterly installments through January 23, 2023, generally subject to Dr. Kaufman’s continued employment through each applicable vesting date.

(19)	Represents an option to purchase 120,000 shares of our common stock granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Dr. Kaufman’s continued employment through each applicable vesting date.

(20)	Represents an award of 40,000 RSUs granted on July 17, 2019, which vests in full on July 15, 2021, generally subject to Dr. Kaufman’s continued employment through such vesting date.

(21)	Represents an award of 26,667 RSUs granted on January 15, 2020, which vests in equal quarterly installments through January 15, 2024, generally subject to Dr. Lowinger’s continued employment through each applicable vesting date.

(22)	Represents an option to purchase 200,000 shares of our common stock granted on November 30, 2020, which vests as to 25% of the shares on November 30, 2021, and as to the remainder of the shares in quarterly installments thereafter through November 30, 2024, generally subject to Dr. Yang’s continued employment through each applicable vesting date.

(23)	Represents an award of 37,000 RSUs granted on November 30, 2020, which vests as to 50% of the shares on November 30, 2021, and 50% of the shares on November 30, 2022, generally subject to Dr. Yang’s continued employment through each applicable vesting date.

Option Exercises and Stock Vested

The following table sets forth the value received by our named executive officers upon the exercise of stock options and/or the vesting of stock awards, in each case, during 2020.

	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name	(#)	($)(1)	(#)	($)(2)
Anna Protopapas	-	-	-	-
Brian DeSchuytner	-	-	-	-
Michael Kaufman, Ph.D.	-	-	-	-
Timothy B. Lowinger, Ph.D.	58,663	1,245,287	-	-
Arvin Yang, M.D.	-	-	-	-

(1)	Amount represents the excess of the weighted average price of our common stock on the date of exercise over the exercise price, multiplied by the number of shares of common stock acquired on exercise.

(2)	Amount represents the weighted average price of our common stock on the applicable vesting date multiplied by the number of RSUs vesting on such date.

Pension Benefits

Other than with respect to tax-qualified defined contribution plans such as our 401(k) plan, our Named Executive Officers do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us that provide for the deferral of compensation on a basis that is not tax-qualified. Our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

Payments on Termination of Employment or Change in Control Benefits

Pursuant to their letter agreements, each of our NEOs is entitled to severance payment and benefits upon terminations of their employment in certain circumstances, including following a Change in Control, as summarized below. The terms “Disqualifying Conduct,” “Cause,” “Good Reason” and “Change in Control” referred to below are defined in the applicable letter agreement and are summarized below.

Termination of Employment without Cause or other than for Disqualifying Conduct or for Good Reason. If the executive’s employment is terminated by us: (a) without Cause, for Ms. Protopapas, Mr. DeSchuytner, and Drs. Kaufman and Lowinger, or (b) other than for Disqualifying Conduct, for Dr. Yang, or by the executive for Good Reason, the executive will be entitled to receive continued payment of his or her base salary for twelve months, for Ms. Protopapas, or nine months, for Mr. DeSchuytner and Drs. Kaufman, Lowinger, and Yang, following such termination of employment. In addition, if the executive elects to continue coverage in our group health plans, we will pay a portion of the COBRA or state law premiums equal to the excess of the cost of such premiums over the amount the executive would have paid for coverage for the executive, his or her spouse and dependents had the executive remained employed by the Company, for twelve months, for Ms. Protopapas, or nine months, for Mr. DeSchuytner and Drs. Kaufman, Lowinger, and Yang.

Termination of Employment without Cause or other than for Disqualifying Conduct or for Good Reason following a Change in Control. If the executive’s employment is terminated by us: (a) without Cause, for Ms. Protopapas, Mr. DeSchuytner, and Drs. Kaufman and Lowinger, or (b) other than for Disqualifying Conduct, for Dr. Yang, or by the executive for Good Reason, in any case within twelve months following a change in control, the executive will be entitled to receive a lump sum payment equal to the sum of (i) eighteen months’ of base salary, for Ms. Protopapas, or twelve months’ of base salary, for Mr. DeSchuytner and Drs. Kaufman, Lowinger, and Yang, and (ii) the executive’s target annual bonus, multiplied by 1.5, for Ms. Protopapas, or one, for Mr. DeSchuytner and Drs. Kaufman, Lowinger, and Yang. If the executive elects to continue coverage in our group health plans, we will pay a portion of the COBRA or state law premiums equal to the excess of the cost of such premiums over the amount the executive would have paid for coverage for the executive, his or her spouse and dependents had the executive remained employed by the Company, for eighteen months, for Ms. Protopapas, or twelve months, for Mr. DeSchuytner and Drs. Kaufman, Lowinger, and Yang. In addition, any stock options or other equity-based awards held by the executive, to the extent outstanding immediately prior to such termination of employment, will vest in full as of immediately prior to such termination.

Severance subject to release of claims and continued compliance with restrictive covenants. Our obligation to provide an executive with severance payments and other benefits under the executive’s letter agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of the company and the executive’s continued compliance with his or her nondisclosure, noncompetition and assignment of intellectual property agreement.

Section 280G. In the event that all or any portion of the payments or benefits provided under an executive’s letter agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the executive will be entitled to receive an amount equal to the greater of (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G of the Internal Revenue Code, or (ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.

For the purposes of the letter agreements:

•	“Cause” generally means: (i) willful misconduct or gross negligence as to a material matter in connection with the executive’s duties; (ii) any act constituting material dishonesty or fraud with respect to the Company; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) material violation of a material term of any written Company policy; (v) failure to attempt in good faith to (A) perform the executive’s duties in all material respects or (B) follow a clear, lawful, and reasonable directive of the Board; or (vi) material breach of a fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the business.

•	“Disqualifying Conduct” generally means: (i) willful misconduct or gross negligence as to a material matter in connection with the executive’s duties; (ii) any act constituting material dishonesty or fraud with respect to the Company; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) material violation of a material term of any written Company policy; (v) failure to attempt in good faith to (A) perform the executive’s duties in all material respects or (B) follow a clear, lawful, and reasonable directive of the Board; or (vi) material breach of a fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the business.

•	“Good Reason” generally means, without the executive’s consent: (i) a material decrease in the executive’s base salary; (ii) a material diminution in the executive’s authorities, duties, or responsibilities; or (iii) the relocation of the executive’s principal work location to a location more than fifty (50) miles from its current location.

•	“Change in Control” generally means a “change in control event” as that term is defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

Potential Payments Upon Termination or Change of Control

The following table sets forth information regarding potential payments that would have been made to our Named Executive Officers on various termination or change in control events assuming such events occurred as of December 31, 2020.

The following table sets forth information regarding potential payments that would have been made to our named executive officers in connection with a qualifying termination of employment, including in connection with a change in control assuming such termination of employment and change in control occurred on December 31, 2020. None of our named executive officers are entitled to any “single-trigger” change in control payments or benefits, and none of our named executive officers are entitled to any severance payments in connection with a termination of their employment under any circumstances other than as noted in the table below.

	Cash Severance Benefits	COBRA Premiums	Value of Accelerated Equity	Total
Name	($)(1)	($)	($)	($)
Anna Protopapas
Termination without Cause or resignation for Good Reason	550,000	21,884	16,467,040	17,038,924
Termination without Cause or resignation for Good Reason within 12 months following Change in Control	1,237,500	32,827	16,467,040	17,737,367
Brian DeSchuytner
Termination without Cause or resignation for Good Reason	293,550	5,670	6,352,446	6,651,665
Termination without Cause or resignation for Good Reason within 12 months following Change in Control	547,960	7,560	6,352,446	6,907,965
Michael Kaufman, Ph.D.
Termination without Cause or resignation for Good Reason	298,785	11,336	5,729,027	6,039,147
Termination without Cause or resignation for Good Reason within 12 months following Change in Control	557,732	15,114	5,729,027	6,301,873
Timothy B. Lowinger, Ph.D.
Termination without Cause or resignation for Good Reason	306,930	16,413	6,359,151	6,682,495
Termination without Cause or resignation for Good Reason within 12 months following Change in Control	572,936	21,884	6,359,151	6,953,972
Arvin Yang, M.D.
Termination other than for Detrimental Conduct or resignation for Good Reason	382,500	16,413	6,306,570	6,705,483
Termination other than for Detrimental Conduct or resignation for Good Reason within 12 months following Change in Control	714,000	21,884	6,306,570	7,042,454

(1)	Amounts represent the cash severance benefits payable to our named executive officers under their letter agreements, based on the named executive officer’s base salary and target annual bonus as in effect on December 31, 2020.

(2)	Amounts represent the estimated cost of Company-paid portion of COBRA premiums based on the estimated cost of such coverage as of December 31, 2020.

(3)	Amounts represent the value of unvested stock options and RSUs held by the named executive officer on December 31, 2020 for which vesting will accelerated, based on the closing price of a share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2020, which was $26.61.

(4)	The amounts reported in this table do not include any potential reduction in payments or benefits that may be made as a result of Sections 280G or 4999 of the Code.

Equity Compensation Plan

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2020. As of December 31, 2020, we had three equity compensation plans, each of which was approved by our stockholders: our 2007 Stock Incentive Plan, our 2017 Stock Incentive Plan, and our 2017 Employee Stock Purchase Plan, or 2017 ESPP.

Equity Compensation Plan Information

Number of securities
	Number of			remaining available for
	securities to be			future issuance under
	issued upon		Weighted average	equity compensation
	exercise of		exercise price of	plans (excluding
	outstanding		outstanding options	securities reflected in
	options and rights		and rights	column (a))
Plan Category	(a)(1)		(b)(2)	(c)(3)
Equity compensation plans approved by security holders	5,792,948		$6.63	1,932,890
Equity compensation plans not approved by security holders	320,000	(5)	$23.11	—
Total	6,112,948		$7.84	1,932,890	(4)

(1)	Includes shares subject to options to purchase shares of our common stock and awards of RSUs.
(2)	Determined without taking into account RSUs, which do not have an exercise price.
(3)	As of December 31, 2020, (i) 1,288,072 shares remained available for future issuance under our 2017 Stock Incentive Plan and (ii) 644,818 shares remained available for future issuance under our 2017 ESPP. No shares remained available for future issuance under our 2007 Stock Incentive Plan as of December 31, 2020, but in the event of any forfeitures or cancellations of awards under the 2007 Stock Incentive Plan, up to 1,808,971 shares thereunder may become available for future issuance under our 2017 Stock Incentive Plan.
(4)	Our 2017 Stock Incentive Plan has an evergreen provision that provides for an annual increase in the number of shares available for issuance thereunder to be added on the first day of each fiscal year in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our Board of Directors. Our 2017 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance thereunder to be added on the first day of each fiscal year in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our Board of Directors (but in no event may more than 4,725,000 shares become available for issuance under our 2017 ESPP). In January 2020, the number of shares available for issuance under our 2017 Stock Incentive Plan and our 2017 ESPP increased by 1,815,520 and 450,000 shares, respectively.
(5)	Represents inducement stock option awards granted to certain employees of the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, as in effect during 2020, our non-employee directors were compensated as follows:

•	each non-employee director received an annual cash fee of $40,000 ($70,000 for the Chair of our Board of Directors);

•	each non-employee director who is a member of our Compensation Committee received an additional annual cash fee of $5,000 ($10,000 for the Chair of our Compensation Committee);

•	each non-employee director who is a member of our Nominating and Corporate Governance Committee received an additional annual cash fee of $4,000 ($8,000 for the Chair of our Nominating and Corporate Governance Committee);

•	each non-employee director who is a member of our Audit Committee received an additional annual cash fee of $7,500 ($15,000 for the Chair of our Audit Committee);

•	each non-employee director who is first elected or appointed to our Board of Directors was granted an initial option under our 2017 Stock Incentive Plan to purchase the lessor of (a) 50,000 shares of our common stock, or (b) a number of shares that would result in the option having a grant date fair value approximately equal to $270,000, with the number of shares of common stock determined in accordance with FASB ASC Topic 718 (or any successor provision) based on the closing price of a share of common stock on the date of such non-employee director’s initial election; and

•	on an annual basis, each non-employee director (other than a director who is first elected to our Board of Directors during the calendar year of such annual meeting (including, for the avoidance of doubt, at the time of the annual meeting)) was granted an option under our 2017 Stock Incentive Plan to purchase the lessor of (a) 25,000 shares of our common stock, or (b) a number of shares that would result in the option having a grant date fair value approximately equal to $135,000, with the number of shares of common stock determined in accordance with FASB ASC Topic 718 (or any successor provision) based on the closing price of a share of common stock on the date of the annual meeting of stockholders.

The initial stock options granted to non-employee directors upon the non-employee director’s initial election or appointment to our Board of Directors vest in equal quarterly installments over a three-year period following the date of grant, generally subject to such director’s continued service. The annual stock options granted to our non-employee directors vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, generally subject to the director’s continued service. Any initial stock options and annual stock options granted to our non-employee directors that are then outstanding automatically accelerate and become fully vested and exercisable upon the non-employee director’s death or termination of service due to disability or upon a change in control. In addition, each non-employee director has the right to elect to receive all or a portion of his or her annual cash fee for service on our Board of Directors (not including any fees for committee service) under the non-employee director compensation policy in the form of options to purchase shares of our common stock having a grant date fair value approximately equal to such annual cash fee (or portion thereof). Any such election must be made before the January 1st of the year to which the election relates, and the number of shares of our common stock subject to any such option will be determined in accordance with FASB ASC Topic 718 (or any successor provision) based on the closing price of a share of our common stock on the last business day of the calendar year in which the election is made. Any such stock options will vest in equal quarterly installments over a one-year period, generally subject to the director’s continued service. For 2020, Messrs. Alleva and Mott and Drs. Dere and Hege each elected to receive his or her annual Board retainer in the form of a stock option grant.

In December 2020, our Compensation Committee, in consultation with Pearl Meyer, reviewed the equity compensation component of our non-employee director compensation policy compared to those of our executive compensation peer group. Following this review, in December 2020, our Compensation Committee recommended, and our Board of Directors approved, the following changes to our non-employee director compensation policy, in each case, effective as of March 9, 2021:

•	The initial option granted to each non-employee director who is first elected to our Board of Directors was changed to an option to purchase the lesser of 90,000 shares of our common stock or the number of shares of our common stock that would result in the option having a grant date fair value of approximately $500,000; and

•	The annual option granted to each non-employee director was changed to an option to purchase the lesser of 45,000 shares of our common stock or the number of shares of our common stock that would result in the option having a grant date fair value of approximately $250,000.

All cash fees are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. The amount of each payment is prorated for any portion of a calendar quarter that a non-employee director is not serving on our Board of Directors.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2020. Ms. Protopapas, our President and Chief Executive Officer, received no compensation for her services as a director in 2020 and, as a result, is not included in the table below. The compensation received by Ms. Protopapas for her services as an employee is described in the “Summary Compensation Table” above and the accompanying narrative description.

	Fees Earned or	Option		All Other
	Paid in Cash	Awards		Compensation	Total
Name (1)	($)(2)	($)(3)		($)	($)
Lawrence M. Alleva	19,000	178,090	(2)	--	197,090
Willard Dere, M.D.	15,500	178,090	(2)	--	193.590
Andrew A. F. Hack, M.D., Ph.D.	52,500	142,527	(3)	--	195,027
Kristen Hege, M.D.	5,000	178,090	(2)	--	195,027
Martin Huber, M.D.	31,533	270,978	(3)		302,511
David Mott	10,000	204,765	(2)	--	214,765

The aggregate number of shares of our common stock underlying stock options outstanding as of December 31, 2020, for non-employee members of the Board of Directors were: Mr. Alleva: 92,643; Dr. Dere: 79,083; Dr. Hack: 96,422; Dr. Hege: 111,246; Mr. Huber: 48,096 and Mr. Mott: 95,816.

(1)	Amounts represent cash fees paid to non-employee directors for 2020, including cash fees Messrs. Alleva and Mott and Drs. Dere and Hege elected to receive in the form of a stock option grant, as set forth in the table below.

Name	Cash Fees paid in the form of Stock Options ($)	Shares Subject to Stock Options In respect of Cash Fees (#)
Lawrence M. Alleva	40,000	11,264
Willard Dere, Ph.D.	40,000	11,264
Kristen Hege, M.D.	40,000	11,264
David Mott	70,000	19,713

(2)	Amounts represent the aggregate grant date fair value of stock option awards granted to our non-employee directors in 2020, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these option awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K. Pursuant to SEC rules, the value of options granted to Messrs. Alleva and Mott and Drs. Dere and Hege in connection with their election to receive their annual Board retainer in the form of stock options has not been included in this column and instead the amount of such retainers are included under “Fees Earned or Paid in Cash”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2021 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below) and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2021 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after March 31, 2021 are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2021, there were 69,051,438 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Entities Affiliated with BlackRock Inc. (2)	7,987,812	11.7%
Entities Affiliated with Avoro Capital Advisors LLC (3)	6,800,000	9.9%
Entities Affiliated with Wellington Management Group LLP (4)	4,653,066	6.79%
Entities Affiliated with Sarissa Capital Management LP (5)	3,770,000	5.5%
Directors and named executive officers:
Lawrence M. Alleva (6)	85,362	*%
Willard H. Dere, M.D. (7)	70,688	*%
Brian DeSchuytner (8)	140,719	*%
Allene Diaz	0	0
Andrew A. F. Hack, M.D., Ph.D. (9)	87,964	*%
Kristen Hege, M.D. (10)	102,682	*%
Martin Huber, M.D. (11)	16,654	*
Michael Kaufman (12)	322,924	*%
Timothy Lowinger (13)	353,299	*
David Mott (14)	635,942	*%
Anna Protopapas (15)	1, 607,2702	2.3%
Arvin Yang, M.D.	0	0
All executive officers and directors as a group (13 persons) (16)	3,423,484	5.0%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Mersana Therapeutics, 840 Memorial Drive, Cambridge, Massachusetts 02139.

(2) As reported on a Schedule 13G/A, filed with the SEC on January 27, 2021, by BlackRock Inc. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 7,939,271 shares, and sole dispositive power with respect to 7,987,812 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(3) As reported on a Schedule 13G, filed with the SEC on February 12, 2021, by Avoro Capital Advisors LLC (“Avoro Capital”) and Behzad Aghazadeh. According to the Schedule 13G, each of Avoro Capital and Dr. Aghazadeh has sole voting power and sole dispositive power with regard to 6,800,000 shares. The principal business address of each of Avoro Capital and Dr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(4) As reported on a Schedule 13G, filed with the SEC on February 4, 2021, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. According to the Schedule 13G, (i) Wellington Management Company LLP has shared voting power with regard to 4,204,974 shares and shared dispositive power regard to 4,390,962 shares and (ii) each of the other entities has shared voting power with respect to 4,271,860 shares and shared dispositive power with respect to 4,653,066 shares. The principal business address of each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5) As reported on a Schedule 13G, filed with the SEC on January 25, 2021, by Sarissa Capital Management LP (“Sarissa Capital”) and Alexander J. Denner, Ph.D. According to the Schedule 13G, Sarissa Capital has sole voting power and sole dispositive power with regard to 3,770,000 shares. By virtue of his position as the Chief Investment Officer of Sarissa Capital, Dr. Denner may be deemed to have the shared voting power and shared dispositive power with respect to the 3,770,000 shares held directly by the Sarissa Capital. The principal business address of (i) each of Sarissa Capital and Dr. Denner is c/o Sarissa Capital Management LP, 660 Steamboat Road, Greenwich, CT 06830.

(6) Consists partially of 84,277 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(7) Consists of 70,668 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(8) Consists partially of 134,296 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(9) Consists of 87,964 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(10) Consists of 102,682 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(11) Consists of 16,654 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(12) Consists partially of 318,214 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(13) Consists partially of 321,855 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(14) Consists partially of 87,748 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date. With regard to 86,616 of the options to purchase common stock referenced in the prior sentence, the holder is contractually obligated to remit shares of common stock or proceeds from the sale thereof upon exercise of those options to New Enterprise Associates.

(15) Consists of (i) 72,263 shares of common stock held by the Kinney/Protopapas Irrevocable Trust, (ii) 140,148 shares of common stock and (iii) 1,382,348 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

(16) Consists partially of 2,606,706 options to purchase common stock that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due. On April 13, 2020, we granted Martin Huber stock options to purchase 48,096 shares of our common stock, which wase not reported until June 24, 2020. On September 14, 2020, the Dave Mott Declaration of Trust dated May 31, 2001, received 3,210 shares of our common stock, which was not reported until November 12, 2020.

Other than with respect to those reports, based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2020 by Section 16(a) under the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2020, in which we were a party, where the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transactions Policy

We have adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, the Audit Committee will review the proposed transaction to determine, based on applicable Nasdaq and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or the Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related party transaction unless our Audit Committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2020 Annual Report on Form 10-K has been posted on the Company’s website (www.mersana.com) along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2020 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our Secretary at:

Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attention: Secretary
Phone: (617) 498-0020

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary at our principal executive offices no later than the close of business on December 28, 2021, which is 120 days prior to the date that is one year from this year’s mailing date of April 27, 2021.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139. The Nominating and Corporate Governance Committee does not have a written policy regarding stockholder nominations but has determined that it is the practice of such Committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2022 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2022 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2021 annual meeting must notify us no earlier than February 11, 2022 and no later than March 13, 2022. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2022 annual meeting.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attention: Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D51143-P51722 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! ! ! ! MERSANA THERAPEUTICS, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. MERSANA THERAPEUTICS, INC. 840 MEMORIAL DRIVE CAMBRIDGE, MA 02139 01) Willard H. Dere, M.D. 02) Martin Huber, M.D. 1. Election of Class I Directors 2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. 3. To approve, on an advisory basis, the compensation of our named executive officers ("Say-on-Pay"), as disclosed in our proxy statement. 4. To approve, on an advisory basis, the preferred frequency of holding future Say-on-Pay votes on executive compensation. Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 1 YEAR on the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! 3 Years 1 Year 2 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MRSN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D51144-P51722 MERSANA THERAPEUTICS, INC. Annual Meeting of Stockholders June 11, 2021 9:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Anna Protopapas and Alejandra Carvajal, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERSANA THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 11, 2021, via live webcast at www.virtualshareholdermeeting.com/MRSN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side